EXHIBIT 99.1

[LOGO]

NEWS RELEASE

UNION PACIFIC ANNOUNCES THE CLOSING OF

THE OVERNITE INITIAL PUBLIC OFFERING

Underwriters Over-Allotment Option Exercised

FOR IMMEDIATE RELEASE:

Omaha, Neb., November 5, 2003 – Union Pacific Corporation (NYSE: UNP) today announced the closing of the initial public offering of 25,000,000 shares of common stock in Overnite Corporation. The public offering price was $19.00 per share.

In addition, the underwriters of Overnite’s initial public offering of common stock have exercised in full their over-allotment option to purchase an additional 2,500,000 shares of common stock. With the equity sale, exercise of the underwriters’ over-allotment option and the $128 million dividend payable from Overnite, Union Pacific will receive proceeds totaling approximately $610 million after underwriting discounts and estimated expenses.

Credit Suisse First Boston and Morgan Stanley are acting as joint book-running managers for the offering. Citigroup, Banc of America Securities LLC, JPMorgan and Merrill Lynch & Co. are acting as co-managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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The offering will only be made by means of a prospectus. A prospectus may be obtained by contacting Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York, 10010, (212) 325-2580; or Morgan Stanley & Co., Incorporated, Prospectus Department, 1585 Broadway, New York, New York, 10036, (212) 761-6775. An electronic copy of the prospectus is available at the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Overnite, through its subsidiaries Overnite Transportation Company and Motor Cargo Industries, is one of the largest less-than-truckload carriers in the United States with 208 service centers and a fleet of over 6,000 tractors and over 22,000 trailers, providing full state coverage to all 50 states. Its predominantly non-union workforce of over 14,500 employees provides customers with direct access to over 45,000 cities in the United States, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico.

Union Pacific Corporation is one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve all six gateways to Mexico, Union Pacific has the premier rail franchise in North America.

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Overnite’s contact for investors is Paul Hoelting at (804) 231-8455 and the media contact is Ira Rosenfeld at (804) 291-5362. Union Pacific’s investor contact is Jennifer Hamann at (402) 271-4227 and the media contact is Kathryn Blackwell at (402) 271-3753.

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This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in filings made with the Securities and Exchange Commission by Union Pacific Corporation and Overnite.